Exhibit 99.2

MATADOR RESOURCES COMPANY ANNOUNCES
2020 OPERATING PLAN AND MARKET GUIDANCE

DALLAS, Texas, February 25, 2020 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today announced its full year 2020 operating plan and market guidance. A short slide presentation summarizing the highlights of Matador’s 2020 operating plan and market guidance is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. In a separate press release issued today, Matador also reported its financial and operating results for the fourth quarter and full year 2019.

Full Year 2020 Guidance Summary

Matador’s full year 2020 guidance estimates are summarized in the table below.

Guidance Metric	Actual 2019 Results	2020 Guidance	% YoY Change(1)
Total Oil Production	14.0 million Bbl	16.0 to 16.5 million Bbl	+16%
Total Natural Gas Production	61.1 Bcf	66.0 to 71.0 Bcf	+12%
Total Oil Equivalent Production	24.2 million BOE	27.0 to 28.3 million BOE	+14%
D/C/E CapEx(2)	$671 million	$690 to $750 million	+7%
San Mateo Midstream CapEx(3)(4)	$77 million	$85 to $105 million	+23%

(1) Represents percentage change from 2019 actual results to the midpoint of 2020 guidance.

(2) Capital expenditures associated with drilling, completing and equipping wells.

(3) Capital expenditures associated with San Mateo Midstream, LLC (“San Mateo I”) and San Mateo Midstream II, LLC (“San Mateo II” and, together with San Mateo I, “San Mateo”).

(4) Reflects Matador’s share of 2020 estimated capital expenditures for San Mateo and accounts for remaining portions of the $50 million capital carry an affiliate of Five Point Energy LLC (“Five Point”) agreed to provide as part of the San Mateo II expansion.

The full year 2020 guidance estimates presented in the table above are based upon the following key assumptions for 2020 drilling and completions activity and capital expenditures.

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Six drilling rigs operating in the Delaware Basin, including 69 gross (58.0 net) operated wells anticipated to be completed and turned to sales during 2020. Matador estimates that 58 wells, or 84%, will have lateral lengths greater than one mile, including 51 wells, or 74%, with lateral lengths of two miles. Matador estimates that it will have 101 gross (83.2 net) operated wells in progress at varying times during 2020, of which 77 are expected to have lateral lengths of two miles or greater.

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Matador’s participation in a significant number of non-operated well opportunities, including 76 gross (5.6 net) non-operated wells anticipated to be completed and turned to sales in the Delaware Basin during 2020. Matador estimates that 72 of these non-operated wells, or 95%, will have lateral lengths greater than one mile, including 58 wells, or 76%, expected to have lateral lengths of two miles or greater.

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Capital expenditures for drilling, completing and equipping wells (“D/C/E capital expenditures”) of $690 to $750 million, inclusive of an estimated $32 million of capitalized general and administrative and interest expenses.

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San Mateo Midstream capital expenditures of $85 to $105 million. This estimate reflects Matador’s proportionate share of San Mateo’s 2020 estimated capital expenditures of $190 to $235 million and also accounts for the remaining portions of the $50 million capital carry that an affiliate of Five Point is expected to provide to Matador as part of the San Mateo II expansion in Eddy County, New Mexico.

Management Comments Regarding Operating Plan

Joseph Wm. Foran, Matador’s Chairman and CEO, commented, “The Board, the staff and I are pleased today to provide our 2020 operating plan and market guidance. We believe this year should be particularly exciting for Matador and its shareholders, as we continue to execute the strategy, operating plan and business transition we first outlined at this time last year.

“We are anticipating a number of positive catalysts in 2020, made possible by our 2019 success, that are expected to add significant value to Matador and its midstream subsidiary, San Mateo, while positioning Matador for sustainable growth and free cash flow in the coming years. The first of these catalysts should occur in late March 2020, at the end of the first quarter, when production from our first six Rodney Robinson wells, in the western portion of our Antelope Ridge asset area, is turned to sales. The second catalyst should occur early in the third quarter when we turn to sales five two-mile laterals, the Leatherneck wells, in our Greater Stebbins Area and five other two-mile laterals, the Ray wells, in our Rustler Breaks asset area. The most significant catalysts for 2020 should occur in September not only when production from the first 13 wells in our Stateline asset area occurs, but also when the new San Mateo cryogenic natural gas processing plant is placed in service and we are then able to process almost a half billion cubic feet of natural gas per day.

“There is much other positive news for Matador and its shareholders to look forward to in the year ahead, even though our industry is going through challenging times. Matador’s 2020 drilling program is focused on some of the best acreage in the Delaware Basin, including the continued development of our Stateline asset area in southern Eddy County, New Mexico, continued drilling of the Rodney Robinson tract in western Antelope Ridge and further development of the Greater Stebbins Area in the southern portion of our Arrowhead asset area, where all wells we turn to sales in 2020 are anticipated to be two-mile laterals. In fact, the transition to drilling and completing longer laterals throughout our various asset areas in the Delaware Basin, which we began in 2019, is now well underway. In 2020, we expect to increase the percentage of operated horizontal laterals greater than one mile turned to sales from 29% in 2019 to 84% in 2020, with 74% having lateral lengths of two miles. These longer laterals are expected to deliver better well performance and economic returns. As a result, we expect to realize further cost savings per lateral foot and improved operating and capital efficiencies in 2020, in addition to those already achieved in 2019. In addition, the expansion of San Mateo’s footprint initiated in 2019 should be largely completed by late summer 2020, providing San Mateo’s customers, including Matador, with new facilities and expanded capabilities for natural gas gathering and processing, oil gathering and transportation and salt water gathering and disposal.

“As we execute our 2020 operating plan, Matador will continue to be mindful of our balance sheet as we have always been. Beginning in 2019, many analysts expected our leverage ratio (net debt divided by Adjusted EBITDA) to reach 2.8x or 2.9x by year-end. We worked hard to hold our leverage ratio to 2.3x, even as we completed and turned to sales 6.4 net operated wells more than our original 2019 projections. Matador achieved this by selling assets in bits and pieces, reducing our capital expenditures, earning performance incentives from Five Point, keeping accounts receivable in good order, leasing some minerals and collecting other monies owed to Matador. Although it will be necessary to outspend our cash flows in 2020 to continue developing our valuable oil and natural gas and midstream assets in the Delaware Basin, Matador again anticipates opportunities to mitigate and narrow its 2020 spending gap, as we did in 2019, through (i) continued improvements in the capital efficiency of our drilling, completions and production operations, (ii) approximately $15 million in performance incentives we expect to receive from Five Point in early March 2020, (iii) continued divestitures of portions of our non-core assets, including possible sales of leasehold and mineral interests in South Texas and in the Haynesville shale, which are in progress, or through either a joint venture or divestiture involving our mineral interests in the Delaware Basin and (iv) general ‘scrappiness’ in increasing cash receipts as noted above and as exhibited in 2019. We also maintain the optionality in our drilling program to drop one or more drilling rigs quickly should commodity prices dictate, although we plan to continue operating six rigs in the Delaware Basin throughout 2020 at the present time, as we believe this strategic plan offers the best path forward to achieving the scale needed to reach free cash flow. Of course, increases in commodity prices would also help, as for example, each one dollar increase in oil price on an annual basis increases our cash flows and reduces our projected outspend by about $16 million. We especially appreciate the confidence of our commercial banking group in affirming the $900 million borrowing base under our reserves-based credit facility, despite lower commodity prices, and supporting the increase in our elected borrowing commitment from $500 million to $700 million ($255 million drawn as of February 25, 2020), which should provide us with more-than-sufficient liquidity for conducting our anticipated operations in 2020 and beyond.

“Our overall aim, as it has always been, is to provide profitable growth at a measured pace. The Board, the staff and I are confident in our abilities to execute this plan and are excited about the milestones in front of us in 2020, which should position Matador very well for the years ahead.”

2020 Operating Plan

The table below provides Matador’s estimates for operated and non-operated wells to be completed and turned to sales during 2020. Additional details regarding Matador’s drilling and completions program for 2020 are provided in the sections that follow and in the slide presentation accompanying this press release.

	Operated		Non-Operated		Total		Gross Operated
Asset/Operating Area	Gross	Net	Gross	Net	Gross	Net	Well Completion Intervals
Rustler Breaks	11	5.9	32	2.5	43	8.4	6-WC A-XY, 2-WC A-Lower, 3-WC B
Stateline	13	13.0	—	—	13	13.0	1-AVLN, 2-2BS, 4-WC A-XY, 4-WC A-Lower, 2-WC B
Arrowhead	9	7.3	9	0.6	18	7.9	4-2BS, 2-3BS, 2-WC A-XY, 1-WC B
Ranger	—	—	9	0.9	9	0.9	No Ranger completions in 2020
Wolf/Jackson Trust	15	11.9	—	—	15	11.9	5-2BS, 1-3BS-Carb, 6-WC A-XY, 3-WC A-Lower
Twin Lakes	—	—	—	—	—	—	No Twin Lakes completions in 2020
Western Antelope Ridge (R. Robinson)	14	13.5	—	—	14	13.5	4-AVLN, 4-2BS, 2-3BS, 4-WC A-XY
Antelope Ridge	7	6.4	26	1.6	33	8.0	1-1BS, 2-2BS, 1-3BS, 1-WC A-XY, 1-WC A-Lower, 1-WC B
Delaware Basin	69	58.0	76	5.6	145	63.6
Eagle Ford Shale	—	—	—	—	—	—
Haynesville Shale	—	—	5	0.0	5	0.0
Total	69	58.0	81	5.6	150	63.6
Note: AVLN = Avalon; WC = Wolfcamp; BS = Bone Spring; Carb = Carbonate. For example, 2-2BS indicates two Second Bone Spring completions and 6-WC A-XY indicates six Wolfcamp A-XY completions for full year 2020. Any “0.0” values in the table above suggest a net working interest of less that 5%, which does not round to 0.1.

Delaware Basin

Matador began 2020 operating six drilling rigs in the Delaware Basin and expects to operate six drilling rigs throughout 2020. The Company anticipates these six operated drilling rigs will be deployed across its Delaware Basin asset areas, with two to four rigs (at times) in the Stateline asset area, one to two rigs (at times) in the Rustler Breaks asset area, one to two rigs (at times) in the Antelope Ridge asset area, one rig in the Wolf and Jackson Trust asset areas and one rig in the southern Arrowhead asset area denoted by Matador as the “Greater Stebbins Area.” In the Delaware Basin, Matador estimates it should have 101 gross (83.2 net) operated wells in progress during 2020, with an anticipated 69 gross (58.0 net) wells being completed and turned to sales.

In 2020, Matador expects to continue transitioning its operations to the drilling and completion of longer laterals greater than one mile, an increased use of multi-well pad drilling and enhanced stimulation designs, including continued use of in-basin sand. Additional key features of Matador’s 2020 operating program are noted below.

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84% of Matador’s gross operated horizontal wells completed and turned to sales in 2020 are expected to have lateral lengths greater than one mile, as compared to 29% in 2019 and 9% in 2018. Matador estimates 74% of its gross operated wells completed and turned to sales in 2020 will have lateral lengths of two miles, as compared to 8% in 2019 and 1% in 2018. Matador estimates its average lateral length for operated wells turned to sales in 2020 should be approximately 8,700 feet. Additional detail regarding 2020 anticipated average lateral lengths for operated wells turned to sales by asset area is provided in the table below.

	Operated Wells Turned to Sales		Average Lateral Length (feet)	% of Laterals Greater Than One Mile	% of Two-Mile Laterals
Asset/Operating Area	Gross	Net
Rustler Breaks	11	5.9	9,300	100%	82%
Stateline	13	13.0	9,800	100%	100%
Arrowhead	9	7.3	9,800	100%	100%
Wolf/Jackson Trust	15	11.9	7,500	73%	44%
Western Antelope Ridge (R. Robinson)	14	13.5	9,800	100%	100%
Antelope Ridge	7	6.4	4,500	0%	0%
Delaware Basin	69	58.0	8,700	84%	74%

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Matador expects to complete and turn to sales 600,000 gross lateral feet in its operated horizontal wells in 2020, while keeping its rig count flat at six operated rigs, an increase of 32%, or 146,000 lateral feet, as compared to 454,000 gross lateral feet in 2019, and an increase of 57%, as compared to 381,000 gross lateral feet in 2018. These projected results reflect the significant improvements the Company continues to make in its operating efficiency and overall rig productivity.

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Matador anticipates continued improvement in its capital efficiency, with drilling and completion costs for operated horizontal wells turned to sales in 2020 estimated to average approximately $1,025 per lateral foot. This represents a 12% decline in average drilling and completion costs per lateral foot, as compared to $1,165 per lateral foot in 2019, and a decline of 33% from $1,528 per lateral foot in 2018.

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In addition to the capital efficiencies generated by the use of multi-well pads and other techniques, co-development of formations in Matador’s Stateline asset area and the Rodney Robinson tract in western Antelope Ridge should provide a further boost to the well economics in those areas, as this approach should minimize the impact of both drainage and shut-ins and downtime associated with hydraulic fracturing operations in future wells.

•	The average working interest of operated wells expected to be completed and turned to sales in the Delaware Basin in 2020 is estimated to be 84%, as compared to 81% in 2019.

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Production growth and capital expenditures are expected to be more uneven or “lumpy” on a quarterly basis than Matador has experienced in recent years. Capital expenditures are expected to be weighted to the first half of 2020, while much of the Company’s anticipated production growth is expected to occur in the second half of

2020, and particularly late in the third quarter and into the fourth quarter, when the Company anticipates the first 13 wells in the Stateline asset area will be turned to sales.

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Matador expects to have 32 gross (25.2 net) operated Delaware Basin wells in progress, but not yet turned to sales, at year-end 2020, as many of these wells are associated with larger, multi-well pads expected to be in progress at year-end 2020. Although these wells will not contribute to production growth in 2020, many of these wells should be completed and turned to sales late in the first quarter or early in the second quarter of 2021, which Matador anticipates will result in a significantly higher rate of production growth in 2021 as compared to 2020.

Stateline Asset Area – Eddy County, New Mexico

Matador believes that the Stateline asset area, including 2,800 gross and net acres, has the potential for as many as 11 productive intervals from the Brushy Canyon through the Wolfcamp D. The Company began drilling operations in the Stateline asset area just before the end of 2019 and currently has two of its drilling rigs operating there. Matador plans to develop this acreage block by drilling two-mile laterals on the eastern side of the leasehold (the “Boros” wells) and approximately 2.5-mile laterals on the western side of the leasehold (the “Voni” wells). Matador currently anticipates running at least two rigs full-time in the Stateline asset area for the foreseeable future.

The two rigs currently operating in the Stateline asset area are drilling from two multi-well pads. The first is a five-well pad testing the Avalon, Second Bone Spring, Wolfcamp A-XY and Wolfcamp A-Lower formations, as well as the lower of two prospective benches in the Wolfcamp B formation. The second is a four-well pad testing the Second Bone Spring, Wolfcamp A-XY and Wolfcamp A-Lower formations, along with the upper bench of the Wolfcamp B formation.

During the second quarter of 2020, Matador expects to move two additional rigs to the Stateline asset area for a short time to drill four additional Boros wells, two each in the Wolfcamp A-XY and Wolfcamp A-Lower formations. These plans are consistent with Matador’s strategy to complete and co-develop the entire Wolfcamp A formation across the Stateline asset area to minimize the impact of both drainage and shut-ins and downtime associated with hydraulic fracturing operations in future wells. As a result, Matador currently expects to drill and complete 13 gross (13.0 net) two-mile laterals in the Stateline asset area before turning these wells to sales beginning in early September 2020. The Company anticipates that these 13 wells will be turned to sales in stages of three to four wells throughout the month of September.

When drilling operations are completed on the first nine Boros wells, Matador plans to move two of these operated rigs to the western portion of the Stateline asset area to begin drilling up to 13 gross (13.0 net) Voni wells, all with anticipated lateral lengths of up to 2.5 miles. The initial Voni wells are expected to include eight Wolfcamp A tests (four Wolfcamp A-XY and four Wolfcamp A-Lower), four Second Bone Spring tests and one Third Bone Spring test. These 13 initial Voni wells are expected to be completed and turned to sales early in the second quarter of 2021.

Antelope Ridge and Rustler Breaks Asset Areas – Lea and Eddy Counties, New Mexico

Matador plans to operate one to two drilling rigs (at times) between the Antelope Ridge and Rustler Breaks asset areas in 2020, with a focus on the Rodney Robinson tract in the western portion of the Antelope Ridge asset area. In late 2019, Matador began drilling operations on the first six gross (6.0 net) wells on the Rodney Robinson tract, all two-mile laterals, from two, three-well pads. These wells are being completed during the first quarter of 2020 and are expected to be turned to sales in late March 2020 at the end of the first quarter. As a result, these wells should begin to positively impact the Company’s production volumes early in the second quarter of 2020. In the third quarter of 2020, Matador also expects to begin drilling an additional eight gross (7.5 net) two-mile laterals on the Rodney Robinson tract. These eight wells are not expected to be turned to sales until late December 2020 and, as a result, should begin to positively impact the Company’s production volumes beginning in early 2021. In addition to these 14.0 gross (13.5 net) wells on the Rodney Robinson tract, Matador expects to complete and turn to sales an additional seven gross (6.4 net) operated wells in the Antelope Ridge asset area during 2020.

In the Rustler Breaks asset area, Matador expects to complete and turn to sales 11 gross (5.9 net) operated wells in 2020, all with lateral lengths greater than one mile and having an average completed lateral length of approximately 9,300 feet.

Arrowhead, Ranger and Twin Lakes Asset Areas – Eddy and Lea Counties, New Mexico

Matador plans to operate one drilling rig in the Greater Stebbins Area in 2020, and this rig is expected to operate there for the foreseeable future as part of an anticipated multi-year drilling program initiated in 2019. Matador expects to complete and turn to sales nine gross (7.3 net) operated wells in the Greater Stebbins Area in 2020, all of which are expected to be two-mile laterals having an average completed lateral length of approximately 9,800 feet.

Matador is currently drilling a five-well program, all two-mile laterals, including two Third Bone Spring, two Wolfcamp A-XY and one Wolfcamp B test, in the Greater Stebbins Area. These five wells are expected to be completed and turned to sales early in the third quarter of 2020. The Company expects to drill one additional four-well pad and two additional two-well pads in 2020, with all wells being two-mile laterals. The first of these four-well projects is expected to include four Second Bone Spring completions, and these wells are expected to be turned to sales in the fourth quarter of 2020. Drilling operations should then begin on the remaining four wells in the third quarter of 2020, but these wells are not expected to be completed and turned to sales until the first quarter of 2021.

Wolf and Jackson Trust Asset Areas – Loving County, Texas

Matador plans to operate one drilling rig in the Wolf and Jackson Trust asset areas in 2020. The Company plans to continue drilling longer laterals on both properties in 2020, particularly in the Wolf asset area where Matador achieved strong results from the longer laterals drilled in the southern portion of the Wolf asset area in 2019. Matador expects to complete and turn to sales 15 gross (11.9 net) operated wells in the Wolf and Jackson Trust asset areas in 2020. Eleven of these 15 wells are expected to have lateral lengths greater than one mile, including six two-mile laterals, resulting in an average completed lateral length of approximately 7,500 feet.

Non-Operated Activity

Matador anticipates an active non-operated drilling and completions program in the Delaware Basin again in 2020. In 2020, the Company expects to participate in 76 gross (5.6 net) non-operated wells completed and turned to sales in the Delaware Basin, as compared to 62 gross (4.3 net) non-operated wells completed and turned to sales in 2019. While 76% of these non-operated wells are expected to be drilled and completed in Matador’s Rustler Breaks and Antelope Ridge asset areas, the remaining 24% are expected to be in the Arrowhead and Ranger asset areas.

Matador anticipates no non-operated activity on its properties in South Texas in 2020, and only immaterial non-operated activity on its properties in the Haynesville shale.

2020 Production Estimates and Cadence

Oil, Natural Gas and Oil Equivalent Production Growth

As noted throughout this 2020 guidance release, Matador expects to drill a much higher percentage of longer laterals and more wells from multi-well pads in 2020, as compared to previous years. This, in turn, is expected to contribute to a more uneven cadence of wells being completed and turned to sales in any given period. As a result, Matador expects its production growth to be significantly more uneven or “lumpy” than in previous years, with the second and fourth quarters of 2020 anticipated to have the largest sequential increases in total production, primarily attributable to the first full quarters of production from the initial Rodney Robinson wells (second quarter) and the Stateline asset area (fourth quarter), respectively. In addition, owing to the mix of wells being drilled and the anticipated timing of completions, Matador estimates its overall production growth in 2020 will be weighted toward the latter half of the year, with approximately 53% of anticipated total production in the second half of the year, including almost 30% in the fourth quarter of 2020 alone.

Matador’s estimated 2020 total oil equivalent production of 27.65 million barrels of oil equivalent (“BOE”), or an average daily oil equivalent production of 75,500 BOE per day (59% oil), at the midpoint of 2020 guidance, reflects a year-over-year increase of 14%, as compared to 24.2 million BOE (58% oil), or 66,200 BOE per day, produced in 2019. The Company anticipates its average daily oil equivalent production should increase 18% from 73,700 BOE per day in the fourth quarter of 2019 to approximately 87,000 BOE per day in the fourth quarter of 2020. As essentially all of its 2020 operating activities are planned for the Delaware Basin, Matador expects a higher level of production growth in the Delaware Basin in 2020, offsetting production declines from both the Company’s South Texas and Haynesville shale asset areas throughout the year.

Matador’s estimated 2020 total oil production of 16.25 million barrels, or an average daily oil production of 44,400 barrels per day, at the midpoint of 2020 guidance, reflects an increase of 16%, as compared to 14.0 million barrels, or 38,300 barrels of oil per day, produced in 2019. The Company anticipates its average daily oil production should increase 22% from 42,100 barrels of oil per day in the fourth quarter of 2019 to approximately 51,400 barrels of oil per day in the fourth quarter of 2020.

Matador’s estimated 2020 total natural gas production of 68.5 billion cubic feet, or an average daily natural gas production of 187.2 million cubic feet per day, at the midpoint of 2020 guidance, reflects a year-over-year increase of 12%, as compared to 61.1 billion cubic feet of natural gas produced in 2019. The Company anticipates its average daily natural gas production should also increase 12% from 190 million cubic feet per day in the fourth quarter of 2019 to approximately 213 million cubic feet per day in the fourth quarter of 2020. Matador’s overall natural gas production growth in 2020 will be impacted by a 27% decline in anticipated natural gas production from the Haynesville shale, much of which is associated with the two non-operated LDW&F wells (see October 29, 2019 earnings release) turned to sales in the third quarter of 2019, and which contributed significantly to the Company’s natural gas production growth in the latter half of 2019.

Delaware Basin Production Growth

Matador estimates total oil equivalent production of 24.8 million BOE (62% oil) from the Delaware Basin, or 67,800 BOE per day, at the midpoint of 2020 guidance, a year-over-year increase of 22% from 2019. The Company anticipates its total oil and natural gas production from the Delaware Basin should increase 20% and 26%, respectively, year-over-year at the midpoint of 2020 production guidance.

Production Cadence and First Quarter 2020 Production Estimates

The table below provides Matador’s estimates for anticipated sequential changes in its average daily oil, natural gas and total oil equivalent production on a quarterly basis throughout 2020. Matador has provided this information to give its stakeholders additional insight into the anticipated “lumpiness” in its production growth profile in 2020. While the table below should provide a reasonable expectation of the Company’s production growth profile for 2020 as of February 25, 2020, the Company anticipates updating these quarterly estimates for second quarter 2020 and future periods throughout the year to reflect its actual results and then-current estimates.

Sequential Change by Quarter
Period	Average Daily Total Production	Average Daily Oil Production	Average Daily Natural Gas Production
Q1 2020	-5% to -7%	-5% to -7%	-4% to -6%
Q2 2020	+3% to +5%	+7% to +9%	-2% to 0%
Q3 2020	+0% to +2%	+1% to +3%	-2% to 0%
Q4 2020	+18% to +20%	+17% to +19%	+20% to +22%

The anticipated decrease in production during the first quarter of 2020 is primarily attributable to fewer wells being completed and turned to sales both in the fourth quarter of 2019 and the first two months of 2020, as compared to prior periods, and to the timing of new wells anticipated to be turned to sales in the first quarter, specifically. During the first quarter of 2020, Matador plans to complete and turn to sales 17 gross (15.1 net) operated wells, although eight gross (8.0 net) of these wells, including all six gross (6.0 net) Rodney Robinson wells, are expected to be turned to sales in late March at the end of the first quarter. As a result, these wells should have minimal impact on Matador’s first quarter 2020 production. The production impact of the Rodney Robinson wells should be realized in the second quarter of 2020, largely returning average daily production, and particularly average daily oil production, to fourth quarter 2019 levels during the second quarter of 2020.

First Quarter 2020 Realized Commodity Price Estimates

Matador’s weighted average oil price differential in the first quarter of 2020 is anticipated to be in the range of ($1.25) to ($1.75) per barrel, inclusive of transportation costs, as compared to the average WTI benchmark price.

Matador’s weighted average natural gas price differential in the first quarter of 2020 is anticipated to be in the range of ($0.25) to ($0.50), inclusive of transportation costs and adjustments for NGL revenues, as compared to the average NYMEX Henry Hub price.

2020 Estimated Capital Expenditures

D/C/E Capital Expenditures

As noted in the summary table at the beginning of this press release, Matador estimates D/C/E capital expenditures of $690 to $750 million in 2020, an increase of 7% at the midpoint of 2020 guidance, as compared to D/C/E capital expenditures of $671 million for full year 2019. As previously noted, these 2020 D/C/E capital expenditures include $32 million in estimated capitalized general and administrative and interest expenses in 2020 (as required under full-cost accounting rules). Matador’s 2020 D/C/E capital expenditures also include 32 gross (25.2 net) Delaware Basin wells expected to be in progress at year-end 2020, as compared to 22 gross (19.1 net) wells in progress at year-end 2019, and these capital expenditures will not contribute to Matador’s production in 2020.

Matador’s 2020 D/C/E capital expenditures reflect an estimated 4 to 5% in service cost savings specifically related to hydraulic fracturing operations, and the Company may achieve additional savings in 2020 through increased multi-well pad drilling, development in certain areas where infrastructure is already in place and continued improvements in operational efficiency across its acreage position.

San Mateo Capital Expenditures

In 2020, Matador estimates it will incur midstream capital expenditures of $85 to $105 million, reflecting its share of San Mateo’s total 2020 estimated capital expenditures of $190 to $235 million and accounting for the remaining portions of the $50 million capital carry that Five Point agreed to provide to Matador as part of San Mateo II’s expansion in Eddy County, New Mexico.

San Mateo’s 2020 capital expenditures will be primarily directed to (i) the expansion of the Black River Processing Plant by an incremental 200 million cubic feet per day of designed inlet capacity to a total designed inlet capacity of 460 million cubic feet per day, (ii) the installation of large diameter natural gas pipelines to connect the natural gas gathering systems in the Stateline asset area and the Greater Stebbins Area to the Black River Processing Plant, (iii) the installation of a large diameter oil pipeline to transport the oil produced in the Greater Stebbins Area to San Mateo’s existing oil transportation infrastructure near the Rustler Breaks asset area and (iv) the buildout of oil, natural gas and salt water gathering and salt water disposal infrastructure and upgrading facilities to service existing contracts for Matador and other significant customers. Matador expects the expansion of the Black River Processing Plant and the large diameter pipeline projects to be operational by late summer to coincide with anticipated first production from the Stateline asset area in September 2020.

Performance Incentives

In conjunction with the formation of San Mateo I in February 2017, Matador had the potential to earn up to $73.5 million in performance incentives from Five Point over a five-year period. At February 25, 2020, Matador had earned $44.1 million of the potential $73.5 million in performance incentives. Through February 25, 2020, Five Point had paid $14.7 million in performance incentives in each of the first quarters of 2018 and 2019, and Matador expects Five Point to pay an additional $14.7 million in performance incentives to the Company in the first quarter of 2020. Matador may earn up to the remaining $29.4 million in San Mateo I performance incentives from Five Point over the next two years.

In addition, Matador has the ability to earn up to an additional $150 million in performance incentives from Five Point over the next several years related to the formation of San Mateo II in February 2019, and these performance incentives would be in addition to the $73.5 million in San Mateo I performance incentives noted above. Matador expects to clear the threshold to begin earning the San Mateo II performance incentives beginning in the fourth quarter of 2020 and would be able to receive these payments from Five Point quarterly thereafter. The Company anticipates that total performance incentive payments from Five Point could reach $50 to $60 million in 2021. It is also important to remember that these San Mateo I and San Mateo II performance incentives are paid directly from Five Point to Matador and do not impact San Mateo’s net income or Adjusted EBITDA. In addition, these performance incentives benefit Matador’s cash flows but are not included in Matador’s net income or Adjusted EBITDA.

Conference Call Information

The Company will host a live conference call on Wednesday, February 26, 2020, at 9:00 a.m. Central Time to discuss its fourth quarter and full year 2019 financial and operational results, as well as its 2020 operating plan and market guidance. To access the live conference call, domestic participants should dial (855) 875-8781 and international participants should dial (720) 634-2925. The participant passcode is 8999259. The live conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investors tab. The replay for the event will also be available on the Company’s website through March 31, 2020.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations, primarily through its midstream joint venture, San Mateo, in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and salt water gathering services and salt water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, future liquidity, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; the operating results of the Company’s midstream joint venture’s expansion of the Black River cryogenic processing plant, including the timing of the further expansion of such plant; the timing and operating results of the buildout by the Company’s midstream joint venture of oil, natural gas and water gathering and transportation systems and the drilling of any additional salt water disposal wells, including in conjunction with the expansion of the midstream joint venture’s services and assets into new areas in Eddy County, New Mexico; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Capital Markets Coordinator
(972) 371-5225
investors@matadorresources.com

Supplemental Non-GAAP Financial Measures

Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, prepayment premium on extinguishment of debt and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA for San Mateo includes the financial results of San Mateo Midstream, LLC and San Mateo Midstream II, LLC. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP. All references to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to third-party non-controlling interests, including in San Mateo.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and inventory impairments. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Year Ended December 31,
(In thousands)	2019
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$87,777
Net income attributable to non-controlling interest in subsidiaries	35,205
Net income	122,982
Interest expense	73,873
Total income tax provision	35,532
Depletion, depreciation and amortization	350,540
Accretion of asset retirement obligations	1,822
Unrealized loss on derivatives	53,727
Stock-based compensation expense	18,505
Net loss on asset sales and inventory impairment	967
Consolidated Adjusted EBITDA	657,948
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(47,192)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$610,756

Year Ended December 31,
(In thousands)	2019
Unaudited Adjusted EBITDA Reconciliation to
Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$552,042
Net change in operating assets and liabilities	34,517
Interest expense, net of non-cash portion	71,389
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(47,192)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$610,756